Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the use of our reports dated July 1, 2015, with respect to the consolidated financial statements of Univision Holdings, Inc. and the effectiveness of internal control over financial reporting of Univision Holdings, Inc., included in this Amendment No. 1 to the Registration Statement (Form S-1 No. 333-205439) and related Prospectus of Univision Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
August 14, 2015